CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of ARTRA GROUP Incorporated on Form S-1 (File No. 333-16965) of our report, which includes an uncertainty concerning the Company's ability to continue as a going concern, dated April 9, 1996 on our audits of the consolidated financial statements and financial statement schedules of ARTRA GROUP Incorporated as of December 28, 1995 and December 29, 1994, and for each of the three fiscal years in the period ended December 28, 1995. We also consent to the reference to our firm under the caption "Experts."




COOPERS & LYBRAND L.L.P.



Chicago, Illinois

March 7, 1997